UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

LYELL IMMUNOPHARMA, INC.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

December 31, 2021

55083R 10 4

(CUSIP Number)

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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CUSIP No. 55083R 10 4

1. Names of Reporting Persons. GlaxoSmithKline plc
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization England and Wales
Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 30,253,189
6. Shared Voting Power 0
7. Sole Dispositive Power 30,253,189
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 30,253,189(1)
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row (9) 12.6%(2)
12. Type of Reporting Person CO

(1)	Shares of Common Stock (as defined below) are held of record by Glaxo Group Limited, an indirect wholly owned subsidiary of GlaxoSmithKline plc.

(2)	Based upon 240,471,497 shares of Common Stock outstanding as of November 5, 2021 as reported in the Issuer’s 10-Q filed with the Securities and Exchange Commission on November 12, 2021

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CUSIP No. 55083R 10 4

ITEM 1.

(a)	Name of Issuer:

Lyell Immunopharma, Inc. (the “Company”)

(b) Address of Issuer's Principal Executive Offices:

201 Haskins Way

South San Francisco,

California, 94080

ITEM 2.

(a)	Name of Person Filing:

GlaxoSmithKline plc.

(b)	Address of Principal Business Office, or if None, Residence:

980 Great West Road

Brentford

Middlesex

TW8 9GS

England

(c) Citizenship:

England and Wales

(d) Title of Class of Securities:

Common Stock, par value $0.01 (the “Common Stock”)

(e) CUSIP Number:

55083R 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

ITEM 4. OWNERSHIP.

The information in items 1 and 5 through 11 on the cover page of this Schedule 13G is hereby incorporated by reference.

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CUSIP No. 55083R 10 4

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Glaxo Group Limited*                    30,253,189                    12.6%

*Shares are held of record by Glaxo Group Limited respectively, an indirect wholly-owned subsidiaries of the Reporting Person.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

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CUSIP No. 55083R 10 4

ITEM 10. CERTIFICATIONS.

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2022

By:	/s/ Victoria A. Whyte
Victoria A. Whyte
Authorized Signatory